First Colombia Gold Signs Assignment Agreement
to Acquire South Idaho Silver Project

MEDELLIN, Colombia, Dec. 7, 2011 /PRNewswire via COMTEX/ -- First Colombia Gold Corp. (OTCQB: FCGD) is pleased to announce it has signed an assignment and assumption agreement to secure an option to acquire an undivided 100% of the right, title and interest in certain lode mining claims  situated in Owyhee County, Idaho referred to as the "South Idaho Silver Project."

The South Idaho Silver Project comprises eight unpatented mining claims covering approximately one hundred and sixty acres located in Owyhee County, Idaho. The South Idaho Silver Project lies upon the margins of the Snake River Plain, a vast graben-like, Cenozoic Age structure that covers a large part of southern Idaho. Regionally, several historic mineral districts lie along the margin of the Snake River Plain. The geology of the area consists primarily of a granodiorite which hosts veins and breccia bodies that contain gold/silver sulfide mineralization. The granodiorite and breccias are covered locally by Tertiary Age, post-mineral basalts. The breccia bodies are the primary target on the property with prospective high-grade veins a secondary target. Granite is widespread on the property and covered locally by post-mineral basalts. The granite has undergone argillic and silicic alteration; veins and breccias of interest on the property are granite-hosted.

The Company's primary exploration plan in this under-explored area will be to discover and focus on areas of Au/Ag breccia mineralization. Comprehensive underground mapping and sampling of accessible historic mine workings will be necessary to determine the extent and average grade of mineralization on the property. The Company has begun reviewing historical data on the project to develop its exploration plans for which the implementation of such plans are subject to securing the requisite financing and any required permits.

The option was acquired by way of an assignment from an Idaho-based private mining company for consideration consisting of 1,000,000 restricted shares of the Company's common stock which the Company is required to issue within five days following the closing, $50,000 payable in cash within twelve (12) months of the date of the assignment and assumption agreement and a 1% net smelter return from any ore produced from the property.  The  Company will have exercised the option to acquire an undivided 100% interest in the South Idaho Silver Project  after incurring an aggregate of $210,000 in exploration expenditures, paying the option or an aggregate of $80,000 plus five per cent (5%) of any joint-venture and buyout payments and paying certain filing fees.  Further information on the assignment agreement may be found in our related SEC 8-K filing.

About First Colombia Gold

First Colombia Gold Corp. is company focused on the acquisition, exploration and potential development of prospective gold and silver properties in North and South America. Our strategy is to build a pipeline of gold and silver projects to explore and develop, or enter into joint-ventures to accomplish the same. We target projects in historic mining districts with what are believed to have potential for large-scale exploration or relative medium-term production.

Investor Inquiries:

Tel. :(888) 224-6561
Web site:  FirstColombiaGold.com
Email: info@firstcolombiagold.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of First Colombia Gold Corp. management and reflect First Colombia Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of First Colombia Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, First Colombia Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings. There is no assurance First Colombia Gold Corp. will identify projects of merit, or if it does have sufficient financing to acquire, or positive exploration results.